Exhibit 4.4

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              SEACOR HOLDINGS INC.



           SEACOR Holdings Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL"), does hereby certify pursuant to Section 242 of the DGCL:

           FIRST: The name of the Corporation is "SEACOR Holdings Inc."

           SECOND: The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 7, 1989 (as amended, the "Certificate").

           THIRD: ARTICLE FOURTH of the Certificate is hereby deleted and restated in its entirety as follows:

           "FOURTH: The total number of shares of all classes of capital stock which the Company shall have authority to issue is 70,000,000 shares, consisting of:

          (i) 10,000,000 shares of Preferred Stock, par value $0.01 per share, and

          (ii) 60,000,000 shares of Common Stock, par value $0.01 per share.

           Except as otherwise provided by law, the shares of capital stock of the Company, regardless of class, may be issued by the Company from time to time in such amounts, for such lawful consideration and for such corporate purpose(s) as the Board of Directors may from time to time determine.

           Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors; provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this paragraph FOURTH. Each series of Preferred Stock shall be distinctly designated. The Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issuance of a particular series of Preferred Stock, the voting powers, if any, of each such series, and the designations, preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by the Restated Certificate of Incorporation and the laws of the State of Delaware.


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           Subject to the provisions of applicable law or of the Company's
ByLaws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law, by this Restated Certificate of Incorporation or by the resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock as aforesaid, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors of the Company and for all other purposes as prescribed by applicable law, with each holder of record of shares of Common Stock having voting power being entitled to one vote for each share of Common Stock registered in his or its name on the books, registers and/or accounts of the Company."

           FOURTH: This amendment to the Certificate has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the DGCL.










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
           IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 27th day of June, 2005.



                                               SEACOR HOLDINGS INC.



                                           By: /s/ RANDALL BLANK
                                               ---------------------------------
                                               Name:   Randall Blank
                                               Title:  Chief Financial Officer,
                                                       Executive Vice President
                                                       and Secretary








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